Exhibit 99.1


                           Rent-A-Center, Inc. Reports
                       Record First Quarter 2003 Results

                         Same Store Sales Increase 6.2%
                      Announces Plans for Recapitalization
                 Raises EPS Guidance to $5.80 to $5.90 for 2003


    PLANO, Texas--(BUSINESS WIRE)--April 28, 2003--Rent-A-Center, Inc. (the "Company") (Nasdaq/NNM:RCII), announced today record revenues and record net earnings for the quarter ended March 31, 2003.

    The Company, the nation's largest rent-to-own operator, had total revenues for the quarter ended March 31, 2003 of $566.4 million, a $67.8 million increase from $498.6 million for the same period in the prior year. This increase of 13.6% was largely a result of better than expected same store sales growth of 6.2%, which includes the benefit of increased merchandise sales, and incremental revenues generated in new and acquired stores.

    Net earnings for the quarter ended March 31, 2003 were $51.0 million, or $1.42 per diluted share, representing an increase of 17.0% over the net earnings of $43.6 million, or $1.20 per diluted share, reported for the same period in the prior year. The increase in net earnings and earnings per diluted share are primarily attributable to the Company's increase in revenues as described previously, as well as the continued benefit of the cost control programs implemented in the fall of 2001.

    "We continue to witness the resilience of our industry, and more specifically, our own business model, as evidenced by the record levels of revenue and profitability for the first quarter of 2003," commented Mr. Mark E. Speese, the Company's Chairman and Chief Executive Officer.

    Last week, the Company announced that, through a series of transactions, it is pursuing plans to recapitalize its debt and equity structure. As part of that process, the Company announced that it anticipates refinancing its current senior debt by entering into a new $650 million senior credit facility, consisting of a $450 million term loan, a $120 million revolving credit facility and an $80 million synthetic term loan, the terms of which will, among other things, permit the Company to repurchase up to approximately an additional $200 million of its common stock. In that connection, the Company also announced earlier today a tender offer to purchase up to 2.2 million shares of its outstanding common stock at prices between $60 and $66 per share pursuant to a modified "Dutch Auction." The Company also announced it had entered into an agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. to purchase additional shares of the Company's common stock from such entities at the price established in the tender offer, subject to certain conditions. Furthermore, the Company announced last week that it commenced a debt tender offer for all of its outstanding 11% senior subordinated notes due 2008, which will be funded with the proceeds of a senior subordinated financing announced the same day. Following the completion of the foregoing recapitalization, the Company expects to realize the benefit of approximately $.30 in additional diluted earnings per share for the year ended December 31, 2003, before non-recurring charges as described below. The Company expects to record non-recurring pre-tax charges associated with the new recapitalization of its debt and equity structures of approximately $40.2 million during the second quarter ending June 30, 2003. The aforementioned items assume the entire debt and equity tender offers are completed at the maximum levels described.

    "We believe we are strategically positioned to expand our presence in the industry via new store development and opportunistic acquisitions," added Mr. Speese. "Upon the completion of our announced recapitalization, our resulting capital structure, we believe, will provide value to all of our stakeholders, as well as enhance our flexibility to achieve our growth objectives."

    During the first quarter of 2003, the Company opened 20 new store locations and acquired one new store in addition to the 295 stores acquired from Rent-Way in February 2003. All of the Rent-Way stores have been fully integrated, 176 have been merged with existing Rent-A-Center locations and 119 were kept as new store fronts. In addition, the Company consolidated five locations into existing stores and purchased accounts from two locations. Since March 31, 2003, the Company has opened five additional new stores and has purchased accounts from two additional locations. For the entire year ending December 31, 2003, the Company intends to open approximately 80 new store locations as well as continuing to pursue opportunistic acquisitions. The Company expects to accelerate the number of new store openings each year beginning in 2004 to between 80 and 120 new store locations.

    Rent-A-Center will host a conference call to discuss the first quarter financial results and other business updates on Tuesday morning, April 29, 2003, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

    Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,547 company-owned stores nationwide and in Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchisor of 319 rent-to-own stores, 307 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

    The following statements are based on current expectations, including the impact of our recapitalization plans. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of store acquisitions that may be completed after April 28, 2003.


    SECOND QUARTER 2003 GUIDANCE:

    Revenues

    -- The Company expects total revenues to be in the range of $548.8 million to $553.8 million.

    -- Store rental and fee revenues are expected to be between $505.0 million and $510.0 million.

    -- Total store revenues are expected to be in the range of $538.0 million to $543.0 million.

    -- Same store sales increases are expected to be in the 2.0% to 4.0% range.

    --  The Company expects to open 15-20 new store locations.

    Expenses

    -- The Company expects depreciation of rental merchandise to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods on merchandise sales to be between 75% and 80% of store merchandise sales.

    -- Store salaries and other expenses are expected to be in the range of 53.5% to 55.0% of total store revenue.

    -- General and administrative expenses are expected to be between 3.0% and 3.2% of total revenue.

    -- Net interest expense is expected to be approximately $11.0 million and amortization of intangibles is expected to be approximately $3.0 million.

    -- The effective tax rate is expected to be approximately 38.75% of pre-tax income.

    -- Diluted earnings per share are estimated to be in the range of $1.41 to $1.44.

    -- Diluted shares outstanding are estimated to be between 36.0 million and 36.4 million.

    FISCAL 2003 GUIDANCE:

    Revenues

    -- The Company expects total revenues to be in the range of $2.21 billion and $2.24 billion.

    -- Store rental and fee revenues are expected to be between $1.99 billion and $2.02 billion.

    -- Total store revenues are expected to be in the range of $2.15 billion and $2.18 billion.

    -- Same store sales increases are expected to be in the 2.0% to 4.0% range.

    -- The Company expects to open approximately 80 new store locations.

    Expenses

    -- The Company expects depreciation of rental merchandise to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods on merchandise sales to be between 73% and 78% of store merchandise sales.

    -- Store salaries and other expenses are expected to be in the range of 53.5% to 55.0% of total store revenue.

    -- General and administrative expenses are expected to be between 3.0% and 3.2% of total revenue.

    -- Net interest expense is expected to be between $45.0 million and $50.0 million and amortization of intangibles is expected to be approximately $12.0 million.

    -- The effective tax rate is expected to be approximately 38.75% of pre-tax income.

    -- Diluted earnings per share are estimated to be in the range of $5.80 to $5.90.

    -- Diluted shares outstanding are estimated to be between 34.5 million and 35.0 million.

    This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new stores; the Company's ability to acquire additional rent-to-own stores on favorable terms; the Company's ability to enhance the performance of these acquired stores, including the stores acquired in the Rent-Way acquisition; the Company's ability to control store level costs; the Company's ability to realize benefits from its margin enhancement initiatives; the results of the Company's litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company's ability to collect on its rental purchase agreements; the Company's ability to effectively hedge interest rates on its outstanding debt; changes in the Company's effective tax rate; changes in the Company's stock price and the number of shares of common stock that the Company may or may not repurchase; uncertainties and volatility in the credit markets; the ability to enter into a new senior credit agreement containing terms acceptable to the Company; the ability to obtain the financing to refinance the Company's 11% senior subordinated notes; factors that may restrict the Company's ability to redeem any outstanding notes on August 15, 2003, including the Company's financial situation at that time; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


    CONTACT: Rent-A-Center, Inc., Plano
             David E. Carpenter, 972/801-1214
             dcarpenter@racenter.com
                 or
             Robert D. Davis, 972/801-1204
             rdavis@racenter.com
                 or
             Mitchell E. Fadel, 972/801-1114
             mfadel@racenter.com
                 or
             Mark E. Speese, 972/801-1199
             mspeese@racenter.com

                 Rent-A-Center, Inc. and Subsidiaries
             CONSOLIDATED STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                       2003      2002
                                                   --------- ---------
                                                        Unaudited

Total Revenues                                     $566,406  $498,610

Operating Profit                                     96,291    88,296

Net Earnings                                         50,959    43,563

Diluted Earnings Per Common Share                      1.42      1.20

EBITDA                                             $109,284   $98,482

Reconciliation to EBITDA:

Reported earnings before income taxes               $83,539   $73,221
Add back:
    Interest expense, net                            12,752    15,075
    Depreciation of property assets                  10,120     9,466
    Amortization of intangibles                       2,873       720
                                                   --------- ---------

EBITDA                                             $109,284   $98,482

    Selected Balance Sheet Data:
 (in Thousands of Dollars)                       March 31,   March 31,
                                                   2003        2002
                                                ----------  ----------
    Cash and cash equivalents                   $ 103,151   $ 167,264
    Prepaid expenses and other assets              25,717      32,499
    Rental merchandise, net
        On rent                                   556,415     544,471
        Held for rent                             135,051     112,073
    Total Assets                                1,729,618   1,677,036
    Senior debt                                   249,500     428,000
    Subordinated notes payable                    271,849     274,525
    Total Liabilities                             841,687     957,630
   Stockholders' Equity and
     Redeemable Preferred Stock                   887,931     719,406

                 Rent-A-Center, Inc. and Subsidiaries
                  CONSOLIDATED STATEMENT OF EARNINGS

(In Thousands of Dollars,
 except per share data)                   Three months ended March 31,
                                        ------------------------------
                                                 2003          2002
                                        ---------------- -------------
Revenues                                             Unaudited
  Store
     Rentals and fees                          $493,419      $443,705
     Merchandise sales                           52,664        39,605
     Installment sales                            6,045            --
     Other                                          715           614
                                        ---------------- -------------

                                                552,843       483,924
  Franchise
     Merchandise sales                           12,072        13,253
     Royalty income and fees                      1,491         1,433
                                        ---------------- -------------

        Total revenues                          566,406       498,610

Operating expenses
  Direct store expenses
     Depreciation of rental merchandise         106,660        92,223
     Cost of merchandise sold                    36,548        26,982
     Cost of installment sales                    3,231            --
     Salaries and other expenses                292,496       262,619
  Franchise cost of merchandise sold             11,551        12,653
                                        ---------------- -------------

                                                450,486       394,477

  General and administrative expenses            16,756        15,117
  Amortization of intangibles                     2,873           720
                                        ---------------- -------------

        Total operating expenses                470,115       410,314
                                        ---------------- -------------

        Operating profit                         96,291        88,296

Interest expense                                 13,523        15,798
Interest income                                    (771)         (723)
                                        ---------------- -------------

        Earnings before income taxes             83,539        73,221

Income tax expense                               32,580        29,658
                                        ---------------- -------------

        NET EARNINGS                             50,959        43,563

Preferred dividends                                  --         4,992
                                        ---------------- -------------

Net earnings allocable to common
 stockholders                                   $50,959       $38,571
                                        ================ =============

Basic weighted average shares
 outstanding                                     34,896        24,515
                                        ================ =============

Basic earnings per common share                   $1.46         $1.57
                                        ================ =============

Diluted weighted average shares
 outstanding                                     35,936        36,321
                                        ================ =============

Diluted earnings per common share                 $1.42         $1.20
                                        ================ =============